Exhibit 99.1.

                   U. S. STEEL ANNOUNCES OPTION AGREEMENT WITH
               NKK CORPORATION FOR THE PURCHASE OF NKK'S INTEREST
                          IN NATIONAL STEEL CORPORATION

     PITTSBURGH, Jan. 17 - United States Steel Corporation (NYSE: X) announced today that it has entered into an Option Agreement with NKK Corporation of Japan. The agreement grants U. S. Steel an option to purchase, either directly or through a subsidiary, all of NKK's stock in National Steel Corporation (NYSE:
NS) and to restructure a $100 million loan previously made to National Steel by a NKK subsidiary. The NKK stock in National Steel - 22.1 million Class A shares
- represents approximately 53 percent of National's outstanding shares. The option expires on June 15, 2002.
     If the option is exercised, NKK will receive warrants to purchase 4 million shares of U. S. Steel common stock in exchange for its National Steel shares. The warrants will be exercisable through June 2007 at a price equal to 150 percent of the average closing price for U. S. Steel's stock during a 60-day period prior to the issuance of the warrants. In connection with any exercise of the option, the NKK subsidiary loan to National Steel would be restructured into an unsecured, non-interest bearing $30 million note, with a 20-year term, convertible into 1 million shares of U. S. Steel common stock. In addition, U.
S. Steel will, if it exercises the option, offer to acquire the remaining shares of National Steel in exchange for either warrants with no less value than those provided to NKK or U. S. Steel stock based upon an exchange ratio of 0.086 shares of U. S. Steel stock for each share of National Steel stock. The minority shareholder option to receive warrants will not be available unless a sufficient number of those shareholders elect to receive warrants to permit such warrants to be listed on the New York Stock Exchange.
     As part of the Option Agreement, U. S. Steel and National Steel have agreed to begin negotiation of a merger agreement pursuant to which U. S. Steel would acquire National Steel through a merger with a newly formed U. S. Steel subsidiary. Also, NKK and U. S. Steel have agreed to enter into discussions for the purpose of developing a business alliance to support Japanese auto manufacturers in North America.
     Although U. S. Steel has the ability to exercise the option at any time during its term, it is U. S. Steel's current intent not to exercise the option or to consummate a merger with National Steel unless a number of significant conditions are satisfied, including a substantial restructuring of National Steel's debt, and other obligations. Other significant conditions would be the key contingencies previously announced by U. S. Steel with respect to industry consolidation.
     The first such contingency requires the implementation of President Bush's three-part program, announced June 5, 2001, to address the flood of steel imports that have depressed markets in the United States. A critical part of the President's program is a strong remedy under Section 201 of the Trade Act of 1974 (Section 201). U. S. Steel, and other major steelmakers, including Nucor Corporation, recently announced that they consider, as a minimum, a 40 percent tariff rate to be a critical part of the remedy. The tariff must extend for a four-year period and cover the full range of products where injury has been found by the International Trade Commission.
     The second contingency is the removal by the government of the principal barrier to industry consolidation: employee-related obligations that certain steelmakers have accrued through prior restructuring actions, as well as those that will result from future rationalization activities. Obligations of domestic steelmakers that may be acquired by other domestic steel companies, as well as obligations to workers displaced in any subsequent rationalization, need to be reassigned to relevant government agencies, with existing government programs absorbing that cost to the maximum extent possible. No direct government payments to any steel company would be required, and U. S. Steel and any other acquiring company would remain responsible for their own obligations.
     The third contingency requires a progressive new labor agreement that would provide for meaningful reductions in operating costs. U. S. Steel has held preliminary discussions concerning industry consolidation with the leadership of the United Steelworkers of America, which is generally supportive of the concept.
     U. S. Steel Chairman, CEO and President Thomas J. Usher said, "We believe that an acquisition of National Steel, under the right circumstances, would be a positive first step toward consolidation in the steel industry. Of course, we are willing to proceed with such an acquisition only if we determine that it is in the best interests of our company's shareholders, customers, employees and creditors."
     The potential exercise of the option by U. S. Steel, the negotiation and possible consummation of any merger agreement, and the potential completion of the industry consolidation plan referenced above are all subject to numerous conditions, some of which are described above. Many of these conditions depend upon actions by other parties, such as the federal government. There is no assurance that the option will be exercised, that any merger agreement will be negotiated and/or consummated, or that any industry consolidation in general will occur, nor any specificity concerning the terms upon which any of these might occur, other than the specific terms of the Option Agreement. Financial performance and results in the steel industry, including the results of U. S. Steel if any consolidation occurs, will be influenced by many factors. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, U. S. Steel, formerly United States Steel LLC, a subsidiary of USX Corporation, has included in the USX Corporation Form 10-K for the year ended December 31, 2000, as amended in Forms 10-K/A, and in subsequent Forms 10-Q and Forms 8-K, cautionary statements identifying important factors, but not necessarily all factors, that could influence such results.